UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 11, 2012

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On December 12, 2012, Aetna Inc. (“Aetna,” “we,” “us” or “our”) will hold an investor conference (the “Conference”) in New York, New York. During the Conference, Aetna executives will discuss the company's strategy, performance and outlook, including reviewing business trends and specific initiatives related to its various business units. Aetna executives will also discuss the company's proposed acquisition of Coventry Health Care, Inc. (“Coventry”). All of Aetna's projections, including operating earnings per share, exclude the impact of the proposed Coventry acquisition unless specifically otherwise noted. At the Conference, Aetna management intends to disclose, among other things, that:

•
Based on fourth quarter 2012 performance to date, including actual results for October and November 2012, Aetna continues to project full-year 2012 operating earnings per share of approximately $5.10.(1)

•	Aetna's full-year 2013 operating earnings per share are projected to be at least $5.40.(1)

•	Year-end 2012 medical membership is projected to be approximately 18.2 million members.

•
Medical membership is projected to remain flat in the first quarter of 2013, with projected March 31, 2013 medical membership of approximately 18.2 million members. By year-end 2013, Aetna projects that medical membership will increase to approximately 18.4 million members.

•	Revenues (2) for the full-year 2012 are projected to be approximately $35.5 billion, and full-year 2013 revenues (2) are projected to grow ~9% compared to 2012.

•
With respect to medical cost trend, we remain confident in our full-year 2012 Commercial medical cost trend projection of 6.5% ± 0.5%, our pricing and forecasting assumptions, and the adequacy of our reserves.

•
In 2013, we project that full-year Commercial medical cost trend will remain at 6.5% ± 0.5%, as increased benefit buy-downs relative to 2012 levels and the absence of leap year impacts reduce year-over-year comparisons.

•
Year-to-date through December 7, 2012, Aetna repurchased approximately 26.6 million shares at a cost of approximately $1.2 billion. Aetna projects that full-year 2012 repurchases will total approximately $1.4 billion.

The Conference is scheduled to begin at 9 a.m. Eastern time on December 12, 2012. Investors, analysts and the general public are invited to listen to the presentation and to access the slides for the presentation over the Internet via Aetna's Investor Information link at www.aetna.com/investor. A webcast replay will be available via Aetna's Investor Information link at www.aetna.com/investor for 14 days. Website addresses are included for reference only. The information contained on Aetna's website is not part of this Form 8-K and is not incorporated by reference into this Form 8-K.

(1)
Projected operating earnings per share for the full year 2013 and 2012 assume approximately 328 million weighted average diluted shares and a range of approximately 344 million to 347 million weighted average diluted shares, respectively. Projected operating earnings and projected operating earnings per share exclude from net income net realized capital gains of $50.7 million ($77.6 million pretax) reported by Aetna for the nine months ended September 30, 2012, and the loss on early extinguishment of long-term debt of $23.0 million ($35.4 million pretax), and transaction-related costs related to the proposed Coventry acquisition of $12.5 million ($13.8 million pretax), reported by Aetna for the three and nine months ended September 30, 2012. Projected operating earnings and projected operating earnings per share also exclude from net income any future net realized capital gains or losses, a projected after-tax charge to net income of approximately $78 million ($120 million pretax) related to the proposed settlement of certain class action litigation, which will be recorded in the fourth quarter of 2012, and any additional other items that neither relate to the ordinary course of our business nor reflect our underlying business performance. Projected operating earnings and projected operating earnings per share also exclude projected transaction and integration costs related to the Coventry acquisition. Aetna is not able to project the amount of future net realized capital gains or losses or any such other items (other than projected transaction and integration-related costs related to the proposed Coventry acquisition and the projected charge related to the proposed litigation settlement), and therefore cannot reconcile projected operating earnings to projected net income or projected operating earnings per share to projected net income per share in any period. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

(2)
Projected revenue excludes net realized capital gains of $77.6 million pretax reported by Aetna for the nine months ended September 30, 2012. Projected revenue also excludes any future net realized capital gains or losses and other items, if any, from total revenue. Aetna is not able to project the amount of future net realized capital gains or losses or any such other items (other than transaction and integration costs related to the Coventry acquisition and the projected charge related to the proposed litigation settlement) and therefore cannot reconcile projected revenue to projected total revenue or to a projected change in total revenue in any period.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this Form 8-K is forward-looking, including our projections as to operating earnings per share, weighted average diluted shares, medical membership, revenue, Commercial medical cost trend, pricing and forecasting assumptions, reserve adequacy, benefit buy-downs, leap year impacts, and share repurchase activity. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; the timing to consummate the proposed acquisition of Coventry; the risk that a condition to closing of the proposed acquisition may not be satisfactory; the risk that a regulatory approval for the proposed acquisition is delayed, is not obtained or is subject to conditions that are not anticipated; our ability to achieve the synergies and the value creation contemplated by the proposed acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on acquisition related issues; and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next six years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, the scope of "essential benefits," employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to repeal, amend, or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payers, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we may acquire in the future, including Coventry) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the outcome of various litigation and regulatory matters, including guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2011 Annual Report on Form 10-K ("Aetna's Annual Report"), Aetna's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 (Aetna's "First Quarter 10-Q"), Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (Aetna's "Second Quarter 10-Q"), and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 (together with Aetna's First Quarter 10-Q and Second Quarter 10-Q, Aetna's "Quarterly Reports"), each on file with the Securities and Exchange Commission. You also should read Aetna's Annual Report and Aetna's Quarterly Reports for a discussion of Aetna's historical results of operations and financial condition.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: December 11, 2012	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer